SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported):January 27, 1995



                             CENTRAL MAINE POWER COMPANY
                (Exact name of registrant as specified in its charter)




               Maine                 1-5139          01-0042740
          (State of Incorporation)   (Commission     (IRS Employer
                                     File Number)    Identification Number)




                        83 Edison Drive, Augusta, Maine 04336
                 (Address of principal executive offices) (zip code)



          Registrant's telephone number, including area code:(207) 623-3521





          Item 1. through Item 4.  Not applicable.

          Item 5.  Other Events.

             As previously reported, on December 20, 1994, the Maine Public Utilities Commission ( MPUC ) voted unanimously to adopt a stipulated five-year alternative rate plan ( ARP ) applicable to the Company, effective January 1, 1995. On January 10, 1995, the
          MPUC  issued  its   Detailed  Opinion  and  Subsidiary  Findings
          formally adopting the ARP.

             The ARP contains an inflation-indexed price cap, an offset to reflect productivity gains, provisions for pricing flexibility for the Company within the price cap to assist in meeting competition for segments of its customer base, mechanisms for sharing risks and savings between ratepayers and the Company, and other terms that had been negotiated by the parties to the MPUC ARP proceeding. The terms of the ARP also require the Company to take certain charges to 1994 earnings.

             On January 27, 1995, the Company announced its financial results for 1994. As a result of the charges to earnings required by the ARP, the Company reported a loss of $33.8 million ($1.04 per share) for the year. The charges to earnings total $100.4 million, before income taxes, and representing write-offs of: (1) the unrecovered balance of the Company s deferred fuel and purchased-power costs as of December 31, 1994, in the amount of $58.6 million; (2) the unrecovered balance of deferred demand-side management costs for 1993 and 1994 in the amount of $14.9 million; (3) the unrecovered balance of deferred Electric Revenue Adjustment Mechanism (ERAM) revenues as of December 31, 1994, in the amount of $24.3 million; and (4) the unrecovered balance of deferred costs related to the possible extension of the operating life of one of the Company s generating stations, in the amount of $2.6 million.

             The Company s electric operating revenues for 1994 totaled $904.9 million, up from $893.6 million in 1993. Total service-area electricity sales for the Company in 1994 were 9.17 billion kilowatt-hours ( kwh ), down 0.5 percent from 1993. Residential sales decreased by 0.9 percent to 2.86 billion kwh, commercial sales increased by 2.2 percent to 2.44 billion kwh, and industrial sales decreased by 1.9 percent to 3.72 billion kwh. Non-territorial sales rose substantially from the 1993 level to
          1.21 billion kwh.

             Although the ARP was broadly supported in the MPUC proceeding, the ARP remains subject to the possibility of appeal.

          Item 6. through Item 8.  Not applicable.





                                      SIGNATURE


             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    CENTRAL MAINE POWER COMPANY




                                    By
                                      R. S. Howe, Comptroller


          Dated: January 27, 1995